EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Participants and Administrator of UNICareSavings Plan:

We consent to the incorporation by reference in the registration statement (No. 333-151802) on Form S-8 of Unilever N.V. of our report dated June 26, 2015, with respect to the statement of net assets available for benefits of the UNICare Savings Plan as of December 31, 2014, the related statement of changes in net assets available for benefits for the year ended December 31, 2014, and the supplemental Schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2014, which report appears in the December 31, 2014 annual report for Form 11-K of the UNICare Savings Plan.

(signed) KPMG LLP

New York, New York
June 26, 2015